EXHIBIT 10.8.9

APPENDIX A

STAKTEK BONUS INCENTIVE PLAN

(i)      Scope

Provide performance incentive payments to employees who achieve individual and organizational goal objectives.

(ii)     Funding

Consistent with current practices, a bonus pool is created only when the adjusted operating income (EBIT minus bonus accrual and amortization of goodwill) is equal to or greater than six percent (6%) of net revenue. The amount going into the bonus pool will be limited to fifteen (15%) of adjusted operating income.

(iii)    Payout

Bonuses are paid within 30 days from the end of the fiscal quarter in which they are earned. Bonus payments are calculated as a percentage of an employee’s base salary according to formulas based upon the employee’s category and performance in achieving objective performance goals. See Table 1 for details.

TABLE 1 – Incentive Bonus Calculation Table version 1.4

CATEGORY	BASE BONUS MULTIPLIER	GOAL MULTIPLIER	GOALS	WEIGHTING FACTOR

President & CEO	1.00	Notes 1, 2, 3	EBITDA	100%
Executive VP	0.65	Notes 1, 2, 3	ORG. Specific & EBITDA	50% / 50%
CFO	0.55	Notes 1, 2, 3	ORG. Specific & EBITDA	20% / 80%
VP	0.55	Notes 1, 2, 3	ORG. Specific & EBITDA	50% / 50%
GM	0.50	Notes 1, 2, 3	ORG. Specific & EBITDA	70% / 30%
Director	0.35	Notes 1, 2, 3	ORG. Specific & EBITDA	80% / 20%
Other Employees	0.18	Notes 1, 2, 3	ORG. Specific & Personal	100%

PERFORMANCE TO EBITDA GOAL	GOAL MULTIPLIER

Below 75 % of Forecast	0.00
75 % of Forecast	0.75
100 % of Forecast	1.00
125 % of Forecast	1.25
Above 125 % of Forecast	1.25

ORGANIZATIONAL/PERSONAL GOALS

First Pass Yield
Yield w/o touchup
Cycle Time
Productivity
Material Costs
Performance to Customer Commitment
Build Plan Achievement
Line Item Attainment
Minutes Per Stack
QC AOQ (critical)
CQ AOQ (non-critical)
Outgoing AOQ
Material Availability
Work Center productivity & Audit Scores
Performance to project objectives and schedule

Notes:

1.	The weighting for each employee category varies between all financial and all organizational/personal goals.
2.	In most cases, individuals will have multiple organizational/personal goals. In this case the goal multiplier will be the sum of the weighted scores for each goal in this category.
3.	All goals are set at the beginning of each fiscal quarter. Each goal must be accompanied by an approved method for scoring in order to be accepted.

(iv) Goal Setting

Goals are set at the beginning of each fiscal quarter. The goal scoring methodology is a required part of the goal setting process and must be documented and approved in order for a goal to be valid. Once established, the goal scoring method cannot be changed without written authorization from the President.

(v) Goal Approval

All goals must be submitted for approval to the departmental Vice President prior to the start of the fiscal quarter. Goals are not valid until reviewed and approved by the departmental Vice President and the President.

(vi) Other

If the bonus pool is insufficiently funded to pay all of the eligible bonuses, payments will be made on a pro-rata basis. There is no carryforward from quarter to quarter and any funds not earned and paid in a fiscal quarter will be returned to the Company. EBITDA goals will be determined in accordance with the customary budgeting process undertaken by the Board of Directors and management at the beginning of each fiscal quarter.